RESOLUTION OF THE
ESOP ADMINISTRATIVE COMMITTEE
OF
APPVION, INC.

WHEREAS the Board of Directors of Appvion, Inc., by resolution dated December 5, 2007, granted the ESOP Administrative Committee (the "Committee") the authority to adopt non-material amendments to the Appvion, Inc. Retirement Savings and Employee Stock Ownership Plan (the "Plan"); and

WHEREAS, the Committee desires to amend the Plan in order to implement certain Plan-related provisions of the Company's collective bargaining agreement covering Appleton Plant employees, as set forth in the attachment hereto ("Amendment Number Three").

NOW, THEREFORE, BE IT RESOLVED that the Committee does hereby approve and authorize the execution, delivery and adoption of Amendment Number Three.

IN WITNESS WHEREOF, the undersigned have in one or more counterparts, each of which shall be considered an original, but all of which shall constitute one and the same document, executed this Resolution on this 5th day of May, 2015.

/s/ Thomas J. Ferree

Thomas J. Ferree

/s/ Kerry S. Arent

Kerry S. Arent

/s/ Kevin M. Gilligan

Kevin M. Gilligan

/s/ Mark R. Richards

Mark R. Richards

AMENDMENT NUMBER THREE
TO THE
APPVION, INC. RETIREMENT SAVINGS AND
EMPLOYEE STOCK OWNERSHIP PLAN
(Amended and Restated Generally Effective as of January 1, 2014)

The Appvion, Inc. Retirement Savings and Employee Stock Ownership Plan (the "Plan") is amended in the following respects with effect from the dates specified below:

1. Effective June 1, 2015, Section 2.2(g) of the Plan is amended by adding following new Subsection (8) at the conclusion thereof:

"(8)Effective June 1, 2015, each Bargaining Unit Employee (Appleton Plant)

who is an Eligible Employee, and who fails to make an affirmative Savings Percentage Election no later than thirty (30) days after first becoming subject to this Section 2.2(g), having received an appropriate notice regarding such election, shall be automatically enrolled in the Plan with a Savings Percentage equal to four percent 4% of his Covered Compensation. An Eligible Employee who is automatically enrolled in the Plan pursuant to this subsection (g)(8) shall have his Savings Percentage Election increased by one percent (1%) on each anniversary of the date of his automatic enrollment in the Plan, up to a maximum of a ten percent (10%) Savings Percentage. Any Eligible Employee covered by this subsection (g)(8) who was, as of May 31, 2015, automatically enrolled in the Plan pursuant to any other provision of Section 2.2(g), shall henceforth be subject to the provisions of this subsection (g)(8), and shall have his Savings Percentage as in effect on June 1, 2015 increased by one percent (1%), up to a maximum percentage of ten percent (10%), as of each subsequent anniversary of his automatic enrollment in the Plan.

2. Effective May 11, 2015, Section 2.2(g) of the Plan is amended by adding following new Subsection (9) at the conclusion thereof:

"(9) Allocation of Mandatory Profit Sharing Contributions — Bargaining Unit Employees. A Mandatory Profit Sharing Contribution, based upon the schedule set forth below, shall be allocated to the Non-ESOP Profit Sharing Account of each Bargaining Unit Employee (Appleton Plant) who is an Eligible Employee and who is hired by the Company on or after May 11, 2015. Mandatory Profit Sharing Contributions shall be made on each Pay Date to eligible Participants who are employed on the Pay Date, based upon their Covered Compensation for the applicable Pay Period, based upon their age in years on their birthday that occurs during the Plan Year, and based upon their Service in whole years on their Service anniversary date that occurs during the Plan Year, in accordance with the following schedule:

Age + Service	Mandatory Profit Sharing Contribution 0-342% of Covered Compensation 35-493% of Covered Compensation 50-644% of Covered Compensation 65+5% of Covered Compensation"